EXHIBIT 10.1

Mutual Rescission Agreement

THIS AGREEMENT ("Agreement") is made this 1stday of May, 2013 (the “Execution Date”), with effect as of the 1st day of July, 2012 (the “Effective Date”),

AMONG:

Rightmail Marketing, LLC,
a Delaware Limited Liability Company (“RMM”),

AND:

StreamTrack, Inc
a Wyoming Corporation (“Stream”),
(fka. Lux Digital Pictures, Inc.)

AND:

RadioLoyalty, Inc
a California Corporation (“Radio”).

RECITALS:

A.
On July 1, 2012, RMM and Radio entered into a written agreement (the “Asset Purchase Agreement”) whereby RMM agreed to sell a list of customers and other assets (the “Assets”) to Radio in exchange for 300,000 shares of Radio’s common stock.

B.	On August 31, 2012, Stream closed a subsequent transaction (the “Merger”), agreeing to acquire certain assets and liabilities from Radio.

D.
As a result of the Merger, and subsequent issuance of Stream common stock in exchange for Radio common stock, RMM was to receive 364,835 shares of Stream common stock in exchange for the 300,000 shares of Radio common stock.

G.
RMM, Radio and Stream have determined that it is in their respective best interests to rescind the Asset Purchase Agreement and all documents, instruments, rights, obligations, securities and other certificates executed or delivered in connection with the transactions contemplated by the Asset Purchase Agreement.

H.
All the parties hereto intend that, as a result of the rescission of the Asset Purchase Agreement, each party be, in every respect, in the same position as such party was immediately prior to the transactions contemplated by the Asset Purchase Agreement except as provided for herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties) the parties hereto covenant and agree as follows:

1.
Rescission of Asset Purchase Agreement. The parties hereto agree, subject to the conditions and other provisions of this Agreement, that the Asset Purchase Agreement and all documents, instruments, securities and other certificates executed or delivered in connection with the transactions contemplated by the Asset Purchase Agreement, be and they are hereby rescinded, rendered null and void ab initio and of no force or effect except as provided for herein.

2.
Rescission of Common Shares Issuance. Without limiting Section 1 of this Agreement, the parties hereto agree that the issuance of the Common Shares to RMM is hereby rescinded, rendered null and void ab initio and shall be of no force or effect. RMM hereby surrenders to Stream and Radio any and all rights it has or may have with respect to the Common Shares under the Asset Purchase Agreement or otherwise.

4.
No Obligations. Except as provided herein and subject to the provisions hereof, each party hereto hereby acknowledges and agrees that effective at and as of the Effective Date, no party hereto shall have any further obligations to the other party hereto pursuant to or arising directly or indirectly from the Asset Purchase Agreement or any documents, instruments, securities or other certificates executed or delivered in connection with the transactions contemplated by the Asset Purchase Agreement, or any other agreements or understandings whether written or oral relating to the transactions contemplated by the Asset Purchase.

5.
Indemnity. Subject to the terms and conditions herein contained, RMM shall, jointly and severally, indemnify Radio and Stream, its directors, officers, employees, agents and shareholders, harmless from and against and shall defend promptly Stream from and reimburse Purchaser for all losses, damages, costs, expenses, liabilities, obligations, actions, demands, judgments, interest or claims of any kind, including without limitation, reasonable attorney’s fees, costs of investigation and remediation, punitive damages, consequential damages or other special damages that Stream might at any time suffer or incur, or become subject to, as a result of or in connection with any and all debts, obligations or liabilities, present or future, direct or indirect, absolute or contingent, matured or not, arising prior to the Execution Date, that might at any time be determined to be owing by Stream.

6.
Assumption of Liability. RMM hereby irrevocably assumes any and all debts, obligations and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, that might at any time be determined to be owed by Stream to any businesses or individuals which RMM has entered into business transactions with in the past, present or future (“Creditors”). However, Stream hereby acknowledges and irrevocably assumes the obligation to make payment to the following specific Creditors as outlined below:

Prospectiv Direct, Inc.	$110,990.00
Adworkz, Inc.	$28,644.00

7.
Mutual Release by RMM, Stream and Radio. Except as to the provisions of this Agreement, effective at and as of the Execution Date, RMM, Stream and Radio hereby forever fully release and discharge each other and all of their respective affiliates, subsidiaries, parents and associated companies, successors and assigns, together with their respective directors, officers, employees, stockholders, consultants and agents, and their respective successors and assigns from any and all actions, causes of action, contracts, debts, obligations, covenants (whether express or implied), claims and demands for damages, indemnity, costs, interest, loss or injury of every nature and kind whatsoever and howsoever arising, whether known or unknown, suspected or unsuspected, which they may heretofore have had, may now have, or may in the future have, at law or in equity, prior to the Execution Date or by reason of or arising directly or indirectly from the Asset Purchase Agreement, or any documents, instruments, securities or other certificates executed or delivered in connection with the transactions contemplated by the Asset Purchase Agreement, or any other agreements or understandings whether written or oral relating to the transactions contemplated by the Asset Purchase Agreement.

9.
Further Assurances. Each party hereto shall promptly do such further acts and things, including executing appropriate documents, as may be reasonably requested by the other parties hereto to carry out the intent of this Agreement.

10.	Successors and Assigns. This Agreement shall be binding on the legal representatives, successors and permitted assigns of the parties hereto.

11.
Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

12.
Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement, and may be deemed duly executed and delivered via facsimile.

13.
Amendments and Supplements. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed on behalf of each party hereto by their duly authorized officers or representatives.

14.
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

15.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of California, County of Santa Barbara.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and delivered as of the day and year first written above.

Rightmail Marketing, LLC.

By:	/s/ Michael Freides
Michael Freides
President

RadioLoyalty, Inc.

By:	/s/ Aaron Gravitz
Aaron Gravitz
President

StreamTrack, Inc.

By:	/s/ Michael Hill
Michael Hill
Chief Executive Officer

By:	/s/ Jenn Freides
Jenn Freides
Individual

By:	/s/ Michael Freides
Michael Freides
Individual